Exhibit 99
Joint Filing Information

The address of Prudential Financial, Inc. is 751 Broad Street, Newark, NJ 07102. The address of The Prudential Insurance Company of America is
751 Broad Street, Newark, NJ 07102.
The address of The Gibraltar Life Insurance Co., Ltd. is Prudential Tower, 2-13-10 Nagatacho, Chiyoda-ku, Tokyo, 100-0014, Japan.